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                                                    [LYONDELL LOGO APPEARS HERE]
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NEWS
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One Houston Center, 1221 McKinney Ave., P.O. Box 3646, Houston, Texas 77253-3646(713) 652-7200
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                                                      FOR RELEASE FRIDAY, DEC. 8

LYONDELL PETROCHEMICAL COMPANY
ADOPTS STOCKHOLDER RIGHTS PLAN

    HOUSTON, December 8, 1995 -- Lyondell Petrochemical Company (NYSE:LYO) today announced that its Board of Directors has adopted a stockholder rights plan.

    Typical of such plans undertaken by other corporations, the plan is intended to ensure fair treatment of stockholders in the event of any proposed change of control of the company. The plan would guard against coercive and abusive takeover tactics by enabling the Board to negotiate fair treatment for the stockholders.

    The plan will be implemented by the distribution of common stock purchase rights as a dividend at the rate of one right for each share of common stock held as of the close of business on December 20, 1995 or issued thereafter until the rights become exercisable.

    Stockholders are not required to take any action at this time. The rights become exercisable only under certain situations. These include situations in which a person or group acquires beneficial ownership of 15% or more of the company's outstanding common stock or commences a tender or exchange offer that would result in a person or group having beneficial ownership of 15% or more of the company's outstanding common stock. An exception is provided for Atlantic Richfield Company (ARCO), which currently owns approximately 49.9% of the company's common stock. Additional accumulation of shares by ARCO could make the rights exercisable. The rights expire on December 20, 2005 and may be redeemed by the Board of Directors at any time prior to the time the stock ownership thresholds referred to above are exceeded.

    If the rights become exercisable, stockholders will be notified by Lyondell of the steps they should take to exercise their common stock purchase rights.


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For information, contact:
Media - Jackie Wilson (713) 652-4596
Investors - Dave Balderston (713) 652-4590